UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 4)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                A. Schulman, Inc.
                                -----------------
                                (Name of Issuer)

                     Common Stock, par value $1.00 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    808194104
                                    ---------
                                 (CUSIP Number)


                            Mr. James A. Mitarotonda
                 c/o Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                               New York, NY 10019
                                 (212) 974-5700
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                September 7, 2005
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Equity Partners, L.P.                13-4088890
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         440,250
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            440,250
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  440,250
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  1.44%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Investors, LLC                       13-4126527
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         440,250
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            440,250
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  440,250
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  1.44%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Offshore Fund, Ltd. (BVI)
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            British Virgin Islands
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         293,931
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            293,931
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  293,931
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.96%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Companies Advisors, LLC                        20-0327470
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         293,931
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            293,931
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  633,724
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  2.07%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IA,OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Barington Capital Group, L.P.                            13-3635132
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         734,181
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            734,181
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,073,974
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.51%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            LNA Capital Corp.                                        13-3635168
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         734,181
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            734,181
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,073,974
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.51%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  CO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            James Mitarotonda
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         734,181
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            734,181
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,073,974
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.51%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Parche, LLC                                              20-0870632
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         178,065
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            178,065
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  178,065
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.58%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Starboard Value & Opportunity Fund, LLC                  20-0666124
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         934,876
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            934,876
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  934,876
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.05%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Admiral Advisors, LLC                                    37-1484525
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         1,112,941
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            1,112,941
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ramius Capital Group, LLC                                13-3937658
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         1,112,941
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            1,112,941
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IA,OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            C4S & Co., LLC                                           13-3946794
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         1,112,941
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            1,112,941
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Peter A. Cohen
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          1,112,941
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  1,112,941
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Morgan B. Stark
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          1,112,941
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  1,112,941
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Jeffrey M. Solomon
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          1,112,941
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  1,112,941
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Thomas W. Strauss
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          1,112,941
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  1,112,941
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  1,112,941
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  3.64%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millenco, L.P.                                           13-3532932
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         39,868
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            39,868
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  379,661
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  1.24%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Millennium Management, L.L.C.                            13-3804139
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         39,868
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            39,868
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  379,661
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  1.24%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Israel A. Englander
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         39,868
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          339,793
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            39,868
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  339,793
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  379,661
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  1.24%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Partners, L.P.                               20-0133443

_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         12,500
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            12,500
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  12,500
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.04%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            RJG Capital Management, LLC                              20-0027325

_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         12,500
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            12,500
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  12,500
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.04%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Ronald Gross

_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         12,500
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            12,500
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  12,500
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.04%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, L.P.              73-1637217
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         23,393
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            23,393
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  23,393
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.08%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund (TE), L.P.         20-0024165
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         23,393
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            23,393
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  23,393
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.08%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn Special Opportunities Fund, Ltd.
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         140,356
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            140,356
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  140,356
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.46%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  CO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            HCM/Z Special Opportunities LLC                          98-0436333
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                WC
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         46,785
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            46,785
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  46,785
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.15%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  CO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            D.B. Zwirn & Co., L.P.                                   02-0597442
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         233,927
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            233,927
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  233,927
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.76%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  PN
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            DBZ GP, LLC                                              42-1657316
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         233,927
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            233,927
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  233,927
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.76%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Zwirn Holdings, LLC                                      30-0080444
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         233,927
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            233,927
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  233,927
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.76%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  OO
_______________________________________________________________________________

                                  SCHEDULE 13D

CUSIP No. 808194104
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Daniel B. Zwirn
_______________________________________________________________________________
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   [x]

                                                            (b)   |_|
_______________________________________________________________________________
3)    SEC USE ONLY
_______________________________________________________________________________
4)    SOURCE OF FUNDS                OO
_______________________________________________________________________________
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
2(d) OR 2(e)                                                      |_|
_______________________________________________________________________________
6)    CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
_______________________________________________________________________________
                        7)    SOLE VOTING POWER
NUMBER OF                         233,927
SHARES            _____________________________________________________________
BENEFICIALLY            8)    SHARED VOTING POWER
OWNED BY                          none
EACH              _____________________________________________________________
REPORTING               9)    SOLE DISPOSITIVE POWER
PERSON                            233,927
WITH              _____________________________________________________________
                        10)   SHARED DISPOSITIVE POWER
                                  none
_______________________________________________________________________________
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                  233,927
_______________________________________________________________________________
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                  |_|
_______________________________________________________________________________
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                  0.76%
_______________________________________________________________________________
14)   TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

      This Amendment No. 4 amends and supplements the Schedule 13D filed with the Securities and Exchange Commission (the "SEC") on June 6, 2005, as amended by that certain Amendment No. 1 filed on July 1, 2005, that certain Amendment No. 2 filed on August 3, 2005 and that certain Amendment No. 3 filed on August 25, 2005 (together, the "Statement") by and on behalf of Barington Companies Equity Partners, L.P. ("Barington") and others with respect to the common stock, par value $1.00 per share (the "Common Stock"), of A. Schulman, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 3550 West Market Street, Akron, Ohio 44333.

Item 2.           Identity and Background.
                  -----------------------

      The second paragraph of Item 2(a)-(c) of the Statement is hereby amended and restated as follows:

      As of the date of this filing, the Reporting Entities are the beneficial owners of, in the aggregate, 2,473,210 shares of Common Stock, representing approximately 8.08% of the shares of Common Stock presently outstanding.

Item 3.           Source and Amount of Funds or Other Consideration.
                  -------------------------------------------------

      Item 3 of the Statement is hereby amended and supplemented as follows:

      Since the filing of the Statement, the Reporting Entities purchased an aggregate of 141,025 shares of Common Stock. The amount of funds expended for such purchases was approximately $210,872.96 by Barington Companies Equity Partners, L.P., $520,295.87 by Barington Companies Offshore Fund Ltd. (BVI), $83,245.15 by Parche, LLC, $437,050.72 by Starboard Value & Opportunity Fund, LLC, $208,121.90 by HCM/Z Special Opportunities LLC, $104,052.18 by D.B. Zwirn Special Opportunities Fund, L.P., $624,312.07 by D.B. Zwirn Special Opportunities Fund, Ltd., $104,051.86 by D.B. Zwirn Special Opportunities Fund
(TE), L.P. and $210,872.96 on behalf of Millenco, L.P.

      All purchases of Common Stock by the Reporting Entities were made in open market transactions. All transactions effected since the filing of the Statement are described in the Schedule attached hereto. All such purchases of Common Stock were funded by working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

Item 4.           Purpose of Transaction.
                  ----------------------

      The information contained in Item 4 of the Statement is hereby supplemented as follows:

      On September 7, 2005, James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington, sent the letter attached hereto as Exhibit 99.5 to Terry L. Haines, the President and Chief Executive Officer of the Company.

Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------

      Items 5(a) and 5(b) of the Statement are hereby amended and restated as follows:

      (a) As of the date hereof, Barington Companies Equity Partners, L.P. beneficially owns an aggregate of 440,250 shares of Common Stock, representing approximately 1.44% of the shares of Common Stock presently outstanding based upon the 30,605,296 shares of Common Stock reported by the Company to be issued and outstanding as of June 30, 2005 in its Form 10-Q filed with the Securities and Exchange Commission on July 11, 2005 (the "Issued and Outstanding Shares"). As the general partner of Barington Companies Equity Partners, L.P., Barington Companies Investors, LLC may be deemed to beneficially own the 440,250 shares of Common Stock owned by Barington Companies Equity Partners, L.P.

      As of the date hereof, Barington Companies Offshore Fund, Ltd. (BVI) beneficially owns 293,931 shares of Common Stock, constituting approximately 0.96% of the Issued and Outstanding Shares. As of the date hereof, Barington Companies Advisors, LLC beneficially owns 339,793 shares of Common Stock, which shares are held in a managed account as further described in Item 6 of the Statement. As the investment advisor to Barington Companies Offshore Fund, Ltd.
(BVI), Barington Companies Advisors, LLC may also be deemed to beneficially own the 293,931 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 633,724 shares, constituting approximately 2.07% of the Issued and Outstanding Shares. As the Managing Member of Barington Companies Advisors, LLC, Barington Capital Group, L.P. may be deemed to beneficially own the 339,793 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 293,931 shares of Common Stock owned by Barington Companies Offshore Fund, Ltd. (BVI). As the majority member of Barington Companies Investors, LLC, Barington Capital Group, L.P. may also be deemed to beneficially own the 440,250 shares of Common Stock owned by Barington Companies Equity Partners, L.P., representing an aggregate of 1,073,974 shares, constituting approximately 3.51% of the Issued and Outstanding Shares. As the general partner of Barington Capital Group, L.P., LNA Capital Corp. may be deemed to beneficially own the 440,250 shares owned by Barington Companies Equity Partners, L.P., the 339,793 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 293,931 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,073,974 shares, constituting approximately 3.51% of the Issued and Outstanding Shares. As the sole stockholder and director of LNA Capital Corp., Mr. Mitarotonda may be deemed to beneficially own the 440,250 shares owned by Barington Companies Equity Partners, L.P., the 339,793 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC and the 293,931 shares owned by Barington Companies Offshore Fund, Ltd. (BVI), representing an aggregate of 1,073,974 shares, constituting approximately 3.51% of the Issued and Outstanding Shares. Mr. Mitarotonda has sole voting and dispositive power with respect to the 440,250 shares owned by Barington Companies Equity Partners, L.P. and the 293,931 shares owned by Barington Companies Offshore Fund, Ltd. (BVI) and shared voting and dispositive power with respect to the 339,793 shares of Common Stock beneficially owned by Barington Companies Advisors, LLC by virtue of his authority to vote and dispose of such shares. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of Parche, LLC and Starboard Value & Opportunity Fund, LLC beneficially own 178,065 shares and 934,876 shares of Common Stock, respectively, constituting approximately 0.58% and 3.05%, respectively, of the Issued and Outstanding Shares. As the Managing Member of each of Parche, LLC and Starboard Value & Opportunity

Fund, LLC, Admiral Advisors, LLC may be deemed to beneficially own the 178,065 shares and the 934,876 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,112,941 shares, constituting approximately 3.64% of the Issued and Outstanding Shares. As the sole member of Admiral Advisors, LLC, Ramius Capital Group, LLC may be deemed to beneficially own the 178,065 shares and the 934,876 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,112,941 shares, constituting approximately 3.64% of the Issued and Outstanding Shares. As the Managing Member of Ramius Capital Group, LLC, C4S & Co., LLC may be deemed to beneficially own the 178,065 shares and the 934,876 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,112,941 shares, constituting approximately 3.64% of the Issued and Outstanding Shares. As the Managing Members of C4S & Co., LLC, each of Peter
A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss may be deemed to beneficially own the 178,065 shares and the 934,876 shares of Common Stock owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, representing an aggregate of 1,112,941 shares, constituting approximately 3.64% of the Issued and Outstanding Shares. Each of Messrs. Cohen, Stark, Solomon and Strauss share voting and dispositive power with respect to the 178,065 shares and the 934,876 shares owned by Parche, LLC and Starboard Value & Opportunity Fund, LLC, respectively, by virtue of their shared authority to vote and dispose of such shares. Messrs. Cohen, Stark, Solomon & Strauss disclaim beneficial ownership of such shares.

      As of the date hereof, Millenco, L.P. may be deemed to beneficially own an aggregate of 379,661 shares of Common Stock, representing approximately 1.24% of the Issued and Outstanding Shares, 339,793 shares of which are held in a managed account as further described in Item 6 and 39,868 shares of which are owned by Millenco, L.P.

      As the general partner of Millenco, L.P., Millennium Management, L.L.C. may be deemed to beneficially own the 379,661 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P. As the Managing Member of Millennium Management, L.L.C., which in turn is the general partner of Millenco, L.P., Mr. Englander may be deemed to beneficially own the 379,661 shares of Common Stock which may be deemed to be beneficially owned by Millenco, L.P., constituting approximately 1.24% of the Issued and Outstanding Shares. Each of Millennium Management L.L.C. and Mr. Englander disclaims beneficial ownership of any such shares except to the extent of its or his respective pecuniary interest therein.

      As of the date hereof, RJG Capital Partners, L.P. beneficially owns 12,500 shares of Common Stock, constituting approximately 0.04% of the Issued and Outstanding Shares. As the general partner of RJG Capital Partners, L.P., RJG Capital Management, LLC may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. As the managing member of RJG Capital Management, LLC, which in turn is the general partner of RJG Capital Partners, L.P., Mr. Gross may be deemed to beneficially own the 12,500 shares owned by RJG Capital Partners, L.P., constituting approximately 0.04% of the Issued and Outstanding Shares. Mr. Gross has sole voting and dispositive power with respect to the 12,500 shares owned by RJG Capital Partners, L.P. by virtue of his authority to vote and dispose of such shares. Mr. Gross disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein.

      As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, L.P. and D.B. Zwirn Special Opportunities Fund (TE), L.P. beneficially own 23,393 shares and 23,393 shares of Common Stock, respectively, constituting approximately 0.08% and 0.08%, respectively, of the Issued and Outstanding Shares. As of the date hereof, each of D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC beneficially own 140,356 shares and 46,785 shares of Common Stock, respectively, constituting approximately 0.46% and 0.15%, respectively, of the Issued and Outstanding Shares.

      As the manager of D.B. Zwirn Special Opportunities Fund, L.P., D.B. Zwirn Special Opportunities Fund (TE), L.P., D.B. Zwirn Special Opportunities Fund, Ltd. and HCM/Z Special Opportunities LLC, D.B. Zwirn & Co., L.P. may be deemed to beneficially own the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund
(TE), L.P., the 140,356 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 46,785 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 233,927 shares, constituting approximately 0.76% of the Issued and Outstanding Shares. As general partner of D.B. Zwirn & Co., L.P., DBZ GP, LLC may be deemed to beneficially own the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 140,356 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 46,785 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 233,927 shares, constituting approximately 0.76% of the Issued and Outstanding Shares. As the managing member of DBZ GP, LLC, Zwirn Holdings, LLC may be deemed to beneficially own the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 140,356 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 46,785 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 233,927 shares, constituting approximately 0.76% of the Issued and Outstanding Shares. As the managing member of Zwirn Holdings, LLC, Daniel B. Zwirn may be deemed to beneficially own the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, L.P., the 23,393 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund (TE), L.P., the 140,356 shares of Common Stock beneficially owned by D.B. Zwirn Special Opportunities Fund, Ltd. and the 46,785 shares of Common Stock beneficially owned by HCM/Z Special Opportunities LLC, representing an aggregate of 233,927 shares, constituting approximately 0.76% of the Issued and Outstanding Shares. Mr. Zwirn disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

      The Reporting Entities do not believe that certain of the foregoing information is called for by the Items of Schedule 13D and are disclosing it for supplemental informational purposes only. Information with respect to each of the Reporting Entities is given solely by such Reporting Entity and no Reporting Entity shall have responsibility for the accuracy or completeness of information supplied by another Reporting Entity.

(b) Each of the Reporting Entities may be deemed to have sole voting and dispositive power over the shares of Common Stock reported as beneficially owned by such person by virtue of their respective positions as described in paragraph
(a), except for the following persons:

          (1) Messrs. Cohen, Stark, Solomon and Strauss have shared authority to vote and dispose of the shares reported as beneficially owned by them. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares.

          (2) Pursuant to an account management agreement between Millennium Operations, LLC and Barington Companies Advisors, LLC (the "Management Agreement"), Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P. The 339,793 shares of Common Stock purchased in that managed account on behalf of Millenco, L.P. have been reported herein as being beneficially owned by Barington Companies Advisors, LLC, Barington Capital Group, L.P., LNA Capital Corp. and James Mitarotonda and may also be deemed to be beneficially owned by Millenco, L.P., Millennium Management, L.L.C. and Israel Englander. Each such Reporting Entity has shared voting and dispositive power with respect to such shares.

      Except as set forth above, each of the other Reporting Entities may be deemed to have sole voting and dispositive power with respect to the shares each reports as beneficially owned by such person, regardless of the fact that multiple Reporting Entities within the same chain of ownership report sole voting and dispositive power with respect to such shares. Each such Reporting Entity reports sole voting and dispositive power with respect to such shares based on such person's relationship to the other Reporting Entities within the same chain of ownership. Except to the extent expressly stated herein, each Reporting Entity disclaims beneficial ownership of any shares of Common Stock beneficially owned by any other Reporting Entity.

Item 7.     Material to be Filed as Exhibits.
            --------------------------------

      Item 7 of the Statement is hereby amended and supplemented as follows:

Exhibit No.       Exhibit Description
-----------       -------------------

99.5 Letter, dated September 7, 2005, from James A. Mitarotonda, the Chairman and Chief Executive Officer of Barington, to Terry L. Haines, the President and Chief Executive Officer of the Company.

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  September 7, 2005

                                       BARINGTON COMPANIES EQUITY PARTNERS, L.P.
                                       By: Barington Companies Investors, LLC,
                                           its general partner
                                       By: /s/ James A. Mitarotonda
                                          ---------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       BARINGTON COMPANIES INVESTORS, LLC
                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Managing Member


                                       /s/ James A. Mitarotonda
                                       ------------------------------------
                                       James A. Mitarotonda


                                       BARINGTON COMPANIES OFFSHORE
                                       FUND, LTD. (BVI)
                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President

                                       BARINGTON COMPANIES ADVISORS, LLC
                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: Authorized Signatory

                                       BARINGTON CAPITAL GROUP, L.P.
                                       By:  LNA Capital Corp., its general
                                            partner
                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       LNA CAPITAL CORP.
                                       By: /s/ James A. Mitarotonda
                                           --------------------------------
                                       Name:  James A. Mitarotonda
                                       Title: President and CEO


                                       PARCHE, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member
                                       By: /s/ Jeffrey M. Solomon
                                           --------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       STARBOARD VALUE & OPPORTUNITY FUND, LLC
                                       By: Admiral Advisors, LLC, its managing
                                           member
                                       By: /s/ Jeffrey M. Solomon
                                           --------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory


                                       ADMIRAL ADVISORS, LLC
                                       By:  Ramius Capital Group, LLC, its
                                            sole member
                                       By: /s/ Jeffrey M. Solomon
                                           --------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Authorized Signatory

                                       RAMIUS CAPITAL GROUP, LLC
                                       By:  C4S & Co., LLC, its Managing Member
                                       By: /s/ Jeffrey M. Solomon
                                           --------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       C4S & CO., LLC
                                       By: /s/ Jeffrey M. Solomon
                                           --------------------------------
                                       Name:  Jeffrey M. Solomon
                                       Title: Managing Member


                                       /s/ Jeffrey M. Solomon
                                       ------------------------------------
                                       Jeffrey M. Solomon, individually and as
                                       attorney-in-fact for Peter A. Cohen,
                                       Morgan B. Stark, and Thomas W. Strauss


                                       MILLENCO, L.P.
                                       By: Millennium Management, L.L.C.,
                                           its general partner
                                       By: /s/ David Nolan
                                           --------------------------------
                                       Name:  David Nolan
                                       Title: Executive Vice President


                                       MILLENNIUM MANAGEMENT, L.L.C.
                                       By: /s/ David Nolan
                                           --------------------------------
                                       Name:  David Nolan
                                       Title: Executive Vice President

                                       /s/ Israel A. Englander by Simon M. Lorne
                                       pursuant to Power of Attorney previously
                                       filed with the SEC
                                       ----------------------------------------
                                       Israel A. Englander

                                     RJG CAPITAL PARTNERS, L.P.

                                     By: RJG Capital Management, LLC, its
                                         general partner
                                     By: /s/ Ronald J. Gross
                                         --------------------------------
                                     Name:  Ronald J. Gross
                                     Title: Managing Member


                                     RJG CAPITAL MANAGEMENT, LLC
                                     By: /s/ Ronald J. Gross
                                        ---------------------------------
                                     Name:  Ronald J. Gross
                                     Title: Managing Member
                                     /s/ Ronald J. Gross
                                     ------------------------------------
                                     Ronald J. Gross


                                     D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.
                                     By: D.B. ZWIRN PARTNERS, LLC,
                                     its general partner
                                     BY: ZWIRN HOLDINGS, LLC,
                                     its managing member
                                     By: /s/ Daniel B. Zwirn
                                        ---------------------------------
                                     Name:  Daniel B. Zwirn
                                     Title: Managing Member


                                     D.B. ZWIRN SPECIAL OPPORTUNITIES FUND
                                     (TE), L.P.
                                     By: D.B. ZWIRN PARTNERS, LLC,
                                     its general partner
                                     BY: ZWIRN HOLDINGS, LLC,
                                     its managing member
                                     By: /s/ Daniel B. Zwirn
                                        ---------------------------------
                                     Name:  Daniel B. Zwirn
                                     Title: Managing Member

                                       D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,
                                       LTD.
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its
                                       managing member
                                       By: /s/ Daniel B. Zwirn
                                       -------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       HCM/Z SPECIAL OPPORTUNITIES LLC
                                       By:  D.B. Zwirn & Co., L.P., its manager
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                       member
                                       By: /s/ Daniel B. Zwirn
                                       -------------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       D.B. ZWIRN & CO., L.P.
                                       By:  DBZ GP, LLC, its general partner
                                       By:  Zwirn Holdings, LLC, its managing
                                       member
                                       By: /s/ Daniel B. Zwirn
                                           ---------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member

                                       DBZ GP, LLC
                                       By:  Zwirn Holdings, LLC, its managing
                                       member
                                       By: /s/ Daniel B. Zwirn
                                           ---------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       ZWIRN HOLDINGS, LLC
                                       By: /s/ Daniel B. Zwirn
                                           ---------------------------------
                                       Name:  Daniel B. Zwirn
                                       Title: Managing Member


                                       /s/ Daniel B. Zwirn
                                       ---------------------------
                                       Daniel B. Zwirn

                                    SCHEDULE

        This schedule sets forth information with respect to each purchase of Common Stock which was effectuated by a Reporting Entity since the filing of the Statement. All transactions were effectuated in the open market through a broker.


Shares purchased by Barington Companies Equity Partners, L.P.

             Number of
Date           Shares             Price Per Share              Cost(1)
----         ---------            ---------------            -----------
9/2/2005        7,900                  $17.650                $139,435.00
9/7/2005        510                    $17.856                $9,106.56
9/7/2005        3,490                  $17.860                $62,331.40
----------

(1) Excludes commissions and other execution-related costs.


Shares purchased by Barington Companies Offshore Fund, Ltd.

               Number of
Date             Shares             Price Per Share            Cost(2)
-------        ---------            ---------------          -----------
8/29/2005         182                  $17.990                $3,274.18
8/30/2005         1,290                $17.950                $23,155.50
8/31/2005         375                  $17.890                $6,708.75
9/1/2005          3,660                $17.872                $65,411.52
9/2/2005          15,800               $17.650                $278,870.00
9/7/2005          1,020                $17.856                $18,213.12
9/7/2005          6,980                $17.860                $124,662.80
----------

(2) Excludes commissions and other execution-related costs.


Shares purchased by Parche, LLC

              Number of
Date           Shares             Price Per Share             Cost(3)
----         ---------            ---------------           -----------
8/29/2005       29                     $17.990                $521.71
8/30/2005       206                    $17.950                $3,697.70
8/31/2005       60                     $17.890                $1,073.40
9/1/2005        586                    $17.872                $10,472.99
9/2/2005        2,528                  $17.650                $44,619.20
9/7/2005        163                    $17.856                $2,910.53
9/7/2005        1,117                  $17.860                $19,949.62
----------

(3) Excludes commissions and other execution-related costs.

Shares purchased by Starboard Value & Opportunity Fund, LLC

             Number of
Date           Shares              Price Per Share             Cost(4)
----         ---------             ---------------           -----------
8/29/2005       153                    $17.990                $2,752.47
8/30/2005       1,084                  $17.950                $19,457.80
8/31/2005       315                    $17.890                $5,635.35
9/1/2005        3,074                  $17.872                $54,938.53
9/2/2005        13,272                 $17.650                $234,250.80
9/7/2005        857                    $17.856                $15,302.59
9/7/2005        5,863                  $17.860                $104,713.18
----------

(4) Excludes commissions and other execution-related costs.


Shares purchased by HCM/Z Special Opportunities LLC

               Number of
Date            Shares               Price Per Share         Cost(5)
----           ---------             ---------------       -----------
08/29/05          72                      $17.990           $1,295.28
08/30/05          515                     $17.950           $9,244.25
08/31/05          149                     $17.890           $2,665.61
09/01/05          1,463                   $17.872           $26,146.74
09/02/05          6,319                   $17.650           $111,530.35
09/07/05          407                     $17.856           $7,267.39
09/07/05          2,798                   $17.860           $49,972.28
----------

   (5) Excludes commissions and other execution-related costs.


Shares purchased by D.B. Zwirn Special Opportunities Fund, L.P.

               Number of
Date            Shares               Price Per Share          Cost(6)
----           ---------             ---------------        -----------
08/29/05          36                      $17.990            $647.64
08/30/05          258                     $17.950            $4,631.10
08/31/05          75                      $17.890            $1,341.75
09/01/05          731                     $17.872            $13,064.43
09/02/05          3,159                   $17.650            $55,756.35
09/07/05          203                     $17.856            $3,624.77
09/07/05          1,399                   $17.860            $24,986.14
----------

   (6) Excludes commissions and other execution-related costs.

Shares purchased by D.B. Zwirn Special Opportunities Fund, Ltd.

                 Number of
Date              Shares           Price Per Share            Cost(7)
----             ---------         ---------------          -----------
08/29/05            217                $17.990                $3,903.83
08/30/05            1,547              $17.950                $27,768.65
08/31/05            449                $17.890                $8,032.61
09/01/05            4,390              $17.872                $78,458.08
09/02/05            18,959             $17.650                $334,626.35
09/07/05            1,223              $17.856                $21,837.89
09/07/05            8,381              $17.860                $149,684.66
----------

(7) Excludes commissions and other execution-related costs.


Shares purchased by D.B. Zwirn Special Opportunities Fund (TE), L.P.

                Number of
Date             Shares              Price Per Share          Cost(8)
----            ---------            ---------------        -----------
08/29/05          38                      $17.990           $683.62
08/30/05          260                     $17.950           $4,667.00
08/31/05          77                      $17.890           $1,377.53
09/01/05          734                     $17.872           $13,118.05
09/02/05          3,163                   $17.650           $55,826.95
09/07/05          207                     $17.856           $3,696.19
09/07/05          1,382                   $17.860           $24,682.52
----------

(8) Excludes commissions and other execution-related costs.


Shares purchased on behalf of Millenco, L.P.

               Number of
Date            Shares               Price Per Share          Cost(9)
----           ---------             ---------------        -----------
9/2/2005          7,900                   $17.650           $139,435.00
9/7/2005          510                     $17.856           $9,106.56
9/7/2005          3,490                   $17.860           $62,331.40
----------

    (9) Excludes commissions and other execution-related costs.